Exhibit 16.1

Ernst & Young LLP Suite 201 2100 East Cary St. Richmond, VA 23229	Tel: 804-344-6000 ey.com

March 18, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated March 18, 2015, of Energy 11 L.P. and are in agreement with the statements contained in the third paragraph in item 4.01 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.